Exhibit 10.2

SINGLE TENANT

N E T  L E A S E

THIS SINGLE TENANT NET LEASE (“Lease”) is made as of the 14th day of July 2004, by and between Turnpike Crossing I, L.L.C., a Delaware limited liability company (“Landlord”) and The Children’s Place Retail Stores, Inc., a Delaware corporation (“Tenant”), who hereby mutually covenant and agree as follows:

ARTICLE I.  GRANT, TERM, DEFINITIONS AND BASIC PROVISIONS

1.0                               Basic Lease Provisions. The following terms are defined as follows:

(a)                        Commencement Date: December 1, 2004

(b)                       Lease Term:  Eleven (11) Years and Two (2) months.

(c)                        Expiration Date:  January 31, 2016.

(d)  Purpose: Warehousing of Tenant’s non-hazardous goods and related office uses.

(e)  Base Rent:

12/1/2004 – 3/31/2005  —     Base Rent Abates

4/1/2005 – 3/31/2010  -  $186,433.33 per month  $2,237,200  per annum ($4.25/rsf/year)

4/1/2010 – 1/31/2016 -  $206,173.33 per month   $2,474,080 per annum  ($4.70/rsf/year)

 (f)  Tenant’s Address:  915 Secaucus Road, Secaucus, NJ 07094, Attn: VP Real Estate with a copy to the General Counsel.

(g)  Landlord’s Address:  Turnpike Crossing I, L.L.C., c/o Allianz of America, 55 Greens Farms Road, Westport, CT 06881-8500 Attn. Real Estate Department.

(h)  Rentable Area of Premises:  526,400 rentable square feet (“rsf”).

 (i)  Security Deposit:  None.

 (j)  Guarantor:  None.

1.1                               Grant.  Landlord, for and in consideration of the rents and other sums herein reserved and of the covenants and agreements herein contained on the part of the Tenant to be performed, hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises hereafter described.  The “Premises” are comprised of and defined as (i) that parcel of land (“Land”) located at 115 Interstate Boulevard, South Brunswick Township, Middlesex County,

New Jersey and legally described on Exhibit “A” attached hereto, (ii) a one-story industrial warehouse building located on the Land, together with all alterations, additions and replacements thereof  and all equipment, fixtures, walks, drives, parking areas, loading areas, landscaping and other improvements now or hereafter erected or placed into service on the Land (collectively the “Building”), and (iii) all easements appurtenant to the Land.

1.2                               Lease Term.  The Lease Term shall commence on the Commencement Date and shall expire on the Expiration Date, unless extended or sooner terminated in accordance with the terms of this Lease.

1.3                               Option to Extend.  Tenant shall have the right to renew the term of this Lease for two (2) consecutive periods of five (5) years each (the first such 5-year period is sometimes hereinafter referred to as the “First Renewal Term”; the second such 5-year period is sometimes hereinafter referred to as the “Second Renewal Term”;  and the First Renewal Term and the Second Renewal Term are sometimes hereinafter collectively referred to as the “Renewal Terms” and individually as a “Renewal Term”) on and subject to the following terms and conditions:

A.                                   Upon Tenant’s exercise of any Renewal Term and upon the expiration of the Term of this Lease or the First Renewal Term, as applicable, no default by Tenant, of which Landlord has provided written notice to Tenant, has occurred and is continuing beyond any applicable notice and cure period;

B.                                     The Renewal Terms shall be upon the same terms, covenants and conditions as provided in this Lease; provided that Landlord shall not be required to provide any free rent, rent abatement, tenant improvements,  allowances, or other concessions, and provided further, that Base Rent for the First Renewal Term shall be $2,763,600 per annum ($5.25/ft) and the Base Rent for the Second Renewal Term shall be the greater of (i) $2,763,600 per annum ($5.25/ft), or (ii) 95% of  Market Rent (as hereafter defined) for the Premises as determined in the manner set forth below.  Upon determination of the Base Rent for a Renewal Term, the parties shall execute an amendment to this Lease to establish and evidence such rental rate;

C.                                     Tenant shall exercise its right to a Renewal Term by notifying Landlord in writing of its election to exercise its right to renew no later than nine (9) months prior to the expiration of the initial term of this Lease (or the First Renewal Term, as applicable), which notice, in the case of the Second Renewal Term, shall be accompanied by Tenant’s written estimate of the Market Rent applicable to the Second Renewal Term. Tenant’s exercise of an election to renew shall be irrevocable.  Within thirty (30) days after receipt of Tenant’s notice and estimate for the Second Renewal Term, Landlord shall provide Tenant written notice of Landlord’s estimate of Market Rent.  If such estimates differ, then Landlord and Tenant shall, for a period of thirty (30) days, attempt to agree as to the Market Rent for such Renewal Term. Any estimate of Market Rent given in a written notice by one party to the other with respect to a Renewal Term shall represent an  irrevocable offer which shall be susceptible of acceptance by the other party at any time prior to receipt of the arbiter’s determination as provided below.   If Landlord and Tenant

do not agree on Market Rent by the conclusion of such 30-day period, then either party may demand that Market Rent be determined by binding arbitration, in accordance with the following provisions.

D.                                    Within 10 days following a demand for arbitration, each party shall give written notice to the other party specifying the name, address and professional qualifications of the person designated to act as appraiser on its behalf. The two appraisers designated by the parties shall, within ten (10) days after designation of the second appraiser, select a third appraiser to act as arbitrator. Each appraiser designated and the arbitrator jointly appointed hereunder shall be MAI members of the Appraisal Institute with not less than five (5) years of experience in the appraisal of improved industrial property in the Exit 8A market area of Middlesex County, and be devoting substantially full time to professional appraisal work at the time of appointment, and, with respect to the arbitrator only, be in all respects impartial and disinterested. Neither party shall engage in any “ex-party” communications with the arbitrator. If either party fails to designate its appraiser within the time above specified, or if the two (2) appraisers so designated cannot agree on the selection of the arbitrator within the time above specified, then either party, on behalf of both parties, may request that the President of the metro New York/New Jersey chapter of the Appraisal Institute appoint such arbitrator, and if such President is unavailable or unwilling to make such appointment, then the arbitrator shall be selected by the New Jersey chapter of the American Arbitration Association. Each party shall pay the fees and expenses of the appraiser designated by such party. The fees and expenses of the arbitrator shall be borne equally by both parties. The arbitrator shall render its determination of Market Rent no later than thirty (30) days after the date of his appointment and such determination shall be final, binding and conclusive upon the parties.

E.                                      “Market Rent” shall mean the fair market base rental (net of real estate taxes, maintenance, and insurance premiums) at which the Premises would be expected to be leased for the applicable Renewal Term based on the then existing market conditions for similar modern industrial warehouse facilities within the Exit 8A market area of Middlesex County.

1.4                               Management Fee.  Tenant shall pay to Landlord on the first day of each month of the Term, in advance, a management fee as follows:

From Commencement Date through November 30, 2009, an amount equal to One Thousand Five Hundred Dollars ($1,500.00) per month.

From December 1, 2009 through November 30, 2014, Two Thousand Dollars ($2,000,00) per month.

From December 1, 2014 until expiration of the Term (as the same may be extended) an amount equal to one percent (1%) of Base Rent per month.

ARTICLE II.  POSSESSION

2.0                               Delivery of Possession.  Tenant acknowledges that it has been given the opportunity to make inspections of the Premises to verify that condition of the Premises is acceptable to Tenant and suitable for Tenant’s intended use. Landlord shall deliver Premises with the roof and all mechanical systems, loading doors, door hardware and plumbing in good working order as of the Commencement Date.   Except as expressly provided herein, no representations, warranties or agreements as to the condition or repair of, or improvements to, the Premises have been made by or on behalf of Landlord.  Tenant’s acknowledges that the Premises shall be delivered in “AS IS” condition except as otherwise expressly provided herein. Tenant’s taking possession of the Premises shall be conclusive evidence that the Premises were suitable for Tenant’s intended purposes, that the Premises were in broom swept condition with all roofing, mechanical, loading doors, door hardware, electrical, and plumbing and other systems in good working order, that Tenant accepts the condition of the Premises, and that Tenant waives all claims relating to the condition of the Premises.  Notwithstanding anything to the contrary contained in this Section, Landlord agrees to provide the Premises in compliance with all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations and ordinances, as well as in compliance with all environmental laws, rules, codes and regulations. Tenant shall provide Landlord with detailed written notice of any such code violation or deficiencies within ninety (90) days after delivery of possession of the Premises, and Tenant shall have waived all claims under this Section other than those specified in such written notice.

2.1  Racking System.  On the Commencement Date and provided Tenant is not in default hereunder, Landlord shall deliver a quit claim bill of sale to Tenant as to Landlord’s right, title and interest in the racking system in the Building as of the hereof for a price of One Dollar. Such racking system shall be conveyed in “AS IS” condition and Landlord disclaims all representation or warranties with respect thereto. Upon termination of this Lease, Tenant shall, at its expense, remove the racking system and repair any damage to the Building caused thereby.

2.2                               Tenant Improvement Allowance.    Tenant shall, at its sole expense (but subject to reimbursement from the Tenant Improvement Allowance described below), construct any and all improvements that Tenant deems necessary or desirable for Tenant’s use and occupancy of the Premises (“Tenant Improvements”). The plans, specifications and contractors for the Tenant Improvements shall be subject to Landlord’s reasonable approval.  Such construction shall comply with all terms and conditions of Article IX hereof which are applicable to Alterations.  All such Tenant Improvements shall be the property of Landlord upon installation. Landlord shall provide Tenant with a “Tenant Improvement Allowance” of  Two Hundred Twenty-Five Thousand Dollars ($225,000.00) to be paid to Tenant on the first business day following Commencement Date.

ARTICLE III.  USE

3.0                               Permitted Use.  The Premises shall be used and occupied only for the purposes set forth in Section 1.0.

ARTICLE IV.  RENT

4.0                               Base Rent.  Commencing on the Commencement Date, Tenant shall pay Base Rent as set forth in the Basic Lease Provisions, in equal monthly installments in advance, on the first day of each month during the term hereof.    Base Rent shall be prorated for any partial months or years within the Lease Term.

4.1                               Payment of Rent.  All charges, costs and sums required to be paid by Tenant under this Lease in addition to Base Rent, including without limitation payments on account of Taxes (as defined below), shall be deemed additional rent (“Additional Rent”).  Base Rent and Additional Rent are  hereinafter collectively referred to as “Rent”.  Tenant’s covenant to pay Rent shall be independent of every other covenant in this Lease.  Rent shall be paid to or upon the order of Landlord at the Landlord’s Address set forth in the Basic Lease Provisions, or as Landlord shall otherwise direct by written notice to Tenant.  All payments of Rent shall be made without any prior demand therefor and without deduction, set off, discount or abatement in lawful money of the United States. If paid by check, such check shall be drawn upon a Federal Reserve Member Bank located in the State in which the Premises are located.

4.2                               Late Charges.  If any payment of Rent is not received by Landlord within five (5) days after the date due, on more than two (2) occasions during the first twelve months of the Lease Term, or on more than one (1) occasion during any subsequent twelve month period, then Tenant shall pay Landlord a late charge equal to five percent (5%) of the amount of said delinquent payment.

4.3                               Accord and Satisfaction.  No payment by Tenant or receipt by Landlord of Rent hereunder shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction, and Landlord may accept such check as payment without prejudice to Landlord’s right to recover the balance of such installment or payment of Rent or pursue any other remedies available to Landlord.  No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant’s right of possession of the Premises shall reinstate, continue or extend the Lease Term or Tenant’s right of possession.

ARTICLE V.  TAXES

5.0                               Net Lease.  Except as otherwise expressly provided herein and notwithstanding any present or future law to the contrary, the parties intend that the Base Rent reserved herein shall be received and enjoyed by Landlord as a net sum, without setoff, abatement, counterclaim, defense or deduction by Tenant, and without diminution by Taxes or any other imposition of any public authority (except for income, franchise, estate, succession, inheritance or transfer taxes assessed against Landlord), or any expenses or charges for maintenance or repair of the Premises.

5.1                               Payment of Taxes.   Unless otherwise provided below,  throughout the Lease Term, Tenant shall pay all Taxes (as hereafter defined) assessed against the Premises directly to the proper governmental authority,  municipality, or other entity owed therefor prior to the Taxes (or any installment thereof) becoming delinquent. Tenant shall pay all interest and penalties imposed upon the late payment of any Taxes. Tenant shall deliver to Landlord official receipts or other appropriate proof of payment satisfactory to Landlord of all Taxes required to be paid by Tenant within 10 days after the due date of each installment of Taxes.

5.2                               Taxes.  “Taxes” shall mean all federal, state and local governmental taxes, assessments and charges of every kind or nature, whether general, special, ordinary or extraordinary, which shall be levied against the Premises or which Landlord or Tenant shall become obligated to pay because of, or in connection with, the ownership, leasing, or operations of the Premises, as now or hereafter improved, or the personal property, fixtures, machinery, equipment, systems and apparatus located therein, or used in connection therewith, including without limitation any rental or lease tax, capital levy or similar levies, charges, assessments or taxes based in whole or part, on the value, use or rents of the Premises, whether levied in substitution for, in lieu of, or in addition to, general real and/or personal property taxes.  Taxes shall not include any federal, state or local income, corporate, franchise, capital stock, inheritance, gift or estate taxes of Landlord, except that if a change occurs in the method of taxation resulting in whole or in part the substitution of any such taxes, or any other assessment, for any Taxes as above defined, such substituted taxes or assessments shall be included in the Taxes. Taxes shall also include any and all storm sewer, sanitary sewer and water taxes. For purposes hereof, Taxes for any Lease Year (as hereafter defined) shall be Taxes which are assessed or become a lien during such year regardless of the date such Taxes are due for payment.   If a special assessment payable in installments is levied against the Premises, Taxes for any Lease Year shall include only the installment of such assessment and any interest payable or paid during such year.  Taxes that accrue during the first and last Lease Year in the term shall be prorated between Landlord and Tenant, and such obligation shall survive termination of this Lease.  Taxes for the purposes hereof, however, shall not include (i) any special assessment for highway, street, or traffic control improvements, for sanitary or storm sewers, for utilities or for other off-site improvements of any nature whatsoever made in connection with the development of the Building in any instance where the work of constructing or installing such improvements or facilities shall have been started on or before a date two (2) years after the Commencement Date of the Term of this Lease, or (ii) any inheritance tax, estate tax, transfer tax, gift tax, franchise tax, corporate income tax, net profit tax or capital levy that may be imposed on Landlord unless and until the same is levied as a real estate tax or, nor shall any interest or penalties on any late payment be included in Taxes except to the extent that Tenant was late in paying its share of such Taxes.  In no event shall Taxes allocable to the Premises include taxes on parcels of land not included in property described in Exhibit “A”.

5.3                               Protest of Taxes.  Tenant may from time to time, at Tenant’s sole cost,  protest or challenge Taxes for any Lease Year, provided that Tenant shall have paid the Taxes in question (with reservation of rights if necessary). Tenant shall deliver Landlord written notice of any protest or challenge (which shall include copies of any filings) thirty (30) days prior to date on which such challenge must be filed for such Lease Year.  If Tenant shall fail to file or institute a protest or challenge of Taxes by March 1 of any given Lease Year, then with written notice to Tenant,  Landlord shall have the right to file or institute such a protest or challenge, with such counsel and in such manner as shall be reasonably acceptable to Landlord, and in such event, Tenant shall pay the cost of such challenge in an amount not to exceed any savings realized.

5.4                               Lease Year.  For purposes of this Lease, the term “Lease Year” shall mean each calendar year (or portion thereof, if the Lease shall commence after January 1 or terminate prior to December 31) within the Lease Term.

ARTICLE VI.  INSURANCE

6.0                               Kinds and Amounts.  Tenant, at its sole cost and expense, shall obtain and continuously maintain in full force and effect during the Lease Term:

(a)                                            Policies of insurance for the benefit of Landlord, as the named insured, insuring the Building against (i) loss or damage by fire or other casualty, on an “all risk” form, subject only to such exclusions as are approved by Landlord; (ii) loss or damage by flood, if the Premises are in a designated flood hazard area; (iii) loss from so-called explosion, collapse and underground hazards; (iv) if a sprinkler is in the Premises, loss from sprinkler leakage, (v) rent loss insurance sufficient to pay all rent for a period of no less than twelve months after a casualty, and (vi) loss or damage from such other risks or hazards of a similar or dissimilar nature which are now or may hereafter be customarily insured against with respect to improvements similar in construction, design, general location, use and occupancy to the Building.  At all times, such insurance coverage shall be in an amount equal to one hundred percent (100%) of the full replacement cost of the Building and shall include a so-called “agreed value endorsement”.  “Full Replacement Cost” shall mean Landlord’s reasonable judgment, from time to time, of the cost of replacing the Building without deduction for depreciation or wear and tear, and including a reasonable sum for architectural, engineering, legal, administrative and supervisory fees connected with the restoration or replacement of the Building in the event of damage thereto or destruction thereof.  If Tenant disputes Landlord’s judgment as to full replacement cost, Tenant may at its expense, commission an appraisal of the property performed by an appraiser acceptable to Landlord, which appraisal shall then serve as the basis for replacement cost.

(b)                                           Commercial general liability insurance covering claims arising from occurrences on, about or with respect to the Premises, with a minimum of Ten Million Dollars ($10,000,000.00) combined single limit coverage, on an occurrence basis.    Such insurance shall specifically insure (by contractual liability endorsement) Tenant’s obligations under Section 13.0 of this Lease.

(c)                                            Boiler and pressure vessel (including, but not limited to, pressure pipes, steam pipes and condensation return pipes) insurance, but only if the Building contains a boiler or other pressure vessel or pressure pipes, in an amount reasonably satisfactory to Landlord.

(d)                                           Whenever and so long as any construction work or alteration work is in progress at or on the Premises, Tenant shall procure builder’s risk insurance on a completed value form and all-risk basis with a replacement cost provision.  During all periods of such construction, Tenant, its contractors and subcontractors shall also maintain in effect general liability insurance in such amounts as Landlord may reasonably require and  Worker’s Compensation Insurance in minimum amounts required by State law.

(e)                                            Such other insurance, and in such amounts as may from time to time be reasonably required by Landlord, against other insurable hazards which at the time are, in Landlord’s judgment, commonly or prudently insured against in the case of premises and/or buildings or improvements similar in construction, design, general location, use and occupancy to those on or appurtenant to the Premises.

Notwithstanding anything to the contrary contained in this Lease, Tenant’s obligation to carry the insurance required in this Section may be satisfied by a blanket policy of insurance maintained by Tenant provided that (i) the amount of such blanket policy is reasonable in relation to the number of locations covered; (ii) the coverage afforded will not be reduced or diminished by reason thereof; (iii) the Premises under this Lease are specifically referenced in the Tenant’s policy, (iv) the insurance limits required to be carried above are specifically designated as being exclusively available to the Premises and this Lease regardless of any  claims brought under such blanket policy with respect to other locations; and (iv) all other requirements of this Section are met.

6.1                               Named Insureds; Co-Insurance.  All liability policies required to be maintained by Tenant shall name Landlord, Landlord’s mortgagee and such others as may from time to time be named by Landlord, as additional insureds.  All property policies insuring the Building or improvements therein shall be payable solely to Landlord and Tenant shall have no interest therein. Landlord shall have the sole right to settle with the insurance carriers on the policies carried under Sections 6(a), (c) and (d) above. Landlord shall have no interest in, and Tenant shall have the sole right to settle, any policies that Tenant carries on its contents and personal property.  If Landlord so requests, the holder of any mortgages or ground leases on the Premises shall be named on such property policies pursuant to a standard mortgagee clause.   Tenant shall comply with, observe and perform all provisions and requirements of all policies of insurance at any time in force with respect to the Premises. Tenant shall not take out separate property insurance concurrent in form or contributing in the event of loss with that required hereunder, unless Landlord is included therein as a named insured with loss payable as provided above.  Tenant shall immediately notify Landlord whenever any such separate insurance is taken out and shall deliver to Landlord duplicate originals thereof or original certificates evidencing the same with true copies of such insurance policies attached.   Tenant shall increase the limits of the

policies required hereunder as Landlord may request from time to time.  All policies carried by Tenant shall contain a waiver of subrogation endorsement.

6.2                               Deductibles; Evidence of Insurance.  Each policy required under this Article shall have a deductible of no more than Two Hundred Fifty Thousand Dollars ($250,000.00) and in the event of a loss, Tenant shall pay the amount of such deductible to Landlord.  Each policy shall have attached thereto (i) an endorsement that such policy shall not be cancelled or materially changed without at least thirty (30) days prior written notice to Landlord and any named mortgagee, and (ii) an endorsement to the effect that the insurance as to the interest of Landlord shall not be invalidated by any act or neglect of any person.  All policies of insurance shall be written by companies with “Best Guide” ratings in excess of A/XII, and licensed in the state in which the Premises are located, and shall be written in such form as shall be reasonably satisfactory to Landlord.  Certificates of insurance acceptable to Landlord (on Accord Form 28) and evidence of payment shall be delivered to Landlord prior to the Commencement Date and prior to expiration of any policy.   Upon request by Landlord, Tenant shall deliver copies of all insurance policies to Landlord.

6.3                               Mutual Waiver of Subrogation Rights.  Whenever (a) any loss, cost, damage or expense resulting from fire, explosion or any other casualty or occurrence is incurred by either of the parties to this Lease, or anyone claiming by, through, or under it in connection with the Premises, and (b) such party is then covered in whole or in part by insurance with respect to such loss, cost, damage or expense or is required under this Lease to be so insured, then the party so insured (or so required to be insured hereunder) hereby releases the other party from any liability said other party may have on account of such loss, cost, damage or expense to the extent of any amount recovered by reason of such insurance (or which could have been recovered had such insurance been carried as so required hereunder) and waives any right of subrogation which might otherwise exist in, or accrue to, any person on account thereof, provided that such release of liability and waiver of the right of subrogation shall not be operative in any case where the effect thereof is to invalidate such insurance coverage.

ARTICLE VII.  COMPLIANCE WITH LAWS; CODES; DECLARATIONS

7.0                               Compliance.  Tenant shall, throughout the Lease Term, at Tenant’s sole cost and expense, promptly comply with, and remove or cure violations of, any and all present and future laws, ordinances, orders, rules, regulations, guidelines and requirements of all Federal, State, Municipal and other governmental bodies having jurisdiction over Tenant, the Premises and the operations or activities conducted therein, regardless of whether the compliance, curing or removal of any such violation and the costs and expenses necessitated thereby shall have been foreseen or unforeseen, ordinary or extraordinary, and whether or not the same shall be presently within the contemplation of Landlord or Tenant or shall involve any change of governmental policy, and irrespective of the costs thereof.  Landlord shall, without expense to Tenant, make any and all alterations whether structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, required to be made to the Premises at any time during the Term of the Lease by law, ordinance or regulation of any governmental authority, Landlord’s insurers, or similar authority, whether or not said law, ordinance or regulation is in effect, or is contemplated, as of the date of execution hereof, but only if such change in law is of general applicability to industrial warehouses and is not  related to Tenant’s particular use or operations.

7.1 Observance of Matters of Record.  Tenant shall comply with the terms and requirements of all permits issued by governmental authorities issued in connection with use or operation of the Premises. Tenant, at its sole cost and expense, shall comply with any and all  easements and covenants, conditions and  restrictions of record affecting the Premises. Tenant shall observe and perform all obligations binding upon the owner of the Premises pursuant to the Declaration (as defined below).

7.2                               Fire Protection.  Tenant shall comply with all applicable building and fire codes, laws and ordinances, including without limitation the all applicable rules and regulations of the Board of Fire Underwriters, the fire department or marshall wherein the Premises are situated, and the property insurance carrier.  In the event that the Premises are served by a sprinkler system, Tenant will cause the same to be served by a sprinkler monitoring system connected to the local fire department or to a qualified monitoring service approved by Landlord.

ARTICLE VIII.  REPAIRS AND MAINTENANCE

8.0                               Tenant’s Repair Obligations. Except for those repairs which are to be performed by Landlord as described below, Tenant shall, at its sole cost,  take good care of the Premises, and shall keep the same in good order and condition, and shall,  without limitation promptly make and perform all necessary repairs, maintenance and replacements to mechanical, electrical, plumbing, loading, and HVAC systems, interior walls, ceilings and floors, loading areas, landscaping, parking and driveways, walls, doors, windows and all other building components, refuse and loading areas,  entrances and passageways, except for damage caused by the act or neglect of Landlord, its subtenants, employees, agents, invitees, or contractors. Tenant shall, at its sole cost, perform all landscaping, salting, de-icing and snowplowing at its cost.  Tenant shall further, at its sole cost, perform all obligations and pay all assessments imposed on the owner of the Premises pursuant to the Declaration of Covenants, Conditions and Restrictions for Turnpike Crossing, dated April 30, 2001 and recorded  in Deed book 4937 page 71, as amended by First Amendment of Declaration of Covenants, Conditions and Restrictions for Turnpike Crossing, dated September 17, 2001, and recorded in Deed Book 4962 page 333, and Second Amendment of Declaration of Covenants, Conditions and Restrictions for Turnpike Crossing, dated December 22, 2003, as the same may be subsequently amended (collectively, the “Declaration”).  A copy of the Declaration is attached hereto as Exhibit “B” and incorporated herein.  If the Declaration is hereafter amended, Tenant shall not be obligated to comply with any terms of such amendment which conflict with the terms of this Lease or materially increase Tenant’s obligations.  Notwithstanding anything herein or in the Declaration to the contrary, Tenant shall not be responsible (i) to repair or maintain common utilities or lines which serve more than one parcel in the Turnpike Crossing Industrial Park, except to the extent of its pro-rata share of such costs or related association assessments, or (ii) to make any repairs or replacements required by the Declaration that would be the obligation of Landlord under Section 8.1 or Article 14 below.

8.1                               Landlord Repair Responsibilities.   Landlord shall maintain, repair and replace, as necessary, the roof and structure of the Building, except for damage caused by the act or neglect of Tenant, its subtenants, employees, agents, invitees, or contractors.   Landlord shall not be deemed in default of this Section or Section 8.2 unless Tenant has first given Landlord written notice of any repairs required of Landlord and Landlord has not effected such repairs within thirty (30) days after  receipt of such notice or such longer period as may be reasonably required to effect such repairs.  Except as set forth in this Section 8.1 and Section 8.2, Landlord shall not be required to furnish any services or facilities or to make any repairs or alterations in, about or to the Premises and Tenant assumes the full and sole responsibility for the condition, operation, repair, replacement, and maintenance of the Premises and waives any rights created by any law now or hereafter in force that require Landlord to make repairs to the Premises.

In the event Landlord makes any repairs required pursuant to this Section, Landlord shall use its reasonable efforts to avoid damage to Tenant’s property. Landlord agrees to be responsible for damage to Tenant’s property, if such damage is caused by the negligence of Landlord or its agents, contractors or employees.

In the event Landlord fails in the performance of any of its obligations under this Section and after thirty (30) days of receipt of written notice from Tenant specifying such default (or, in the event of an emergency, within a period of time commensurate with such emergency provided Tenant has made reasonable effort to provide both fax and telephonic notice to Landlord and its management agent) fails to commence curing such default, Tenant may thereupon cure such default and Landlord will pay the actual and reasonable costs paid by Tenant in curing such default (plus an administrative fee of fifteen percent (15%) of the amount thereof) within thirty (30) days after receipt of a bill therefore, as Tenant’s sole remedy.

8.2   Landlord Representations and Warranties.  Landlord warrants  the roof and all mechanical systems against defects in material and workmanship for twelve (12) months after the Commencement Date, except for damage caused by the act or neglect of Tenant, its subtenants, employees, agents, invitees, or contractors.  As of the date hereof, Landlord has not received any written notice that the Building is in violation of any applicable building, environmental or other  code or law that has not been cured.

8.3                               Covenant Against Waste.  Tenant shall not commit or suffer any waste or damage, disfigurement or injury to the Premises or permit or suffer any overloading of the floors, electrical or other systems or otherwise use the Building in a manner that would place an undue stress on the same beyond safe or design limits.

ARTICLE IX.  ALTERATIONS

9.0                               Alterations. Tenant shall not perform any alterations, additions, demolition, installations, or improvements in, on, of or to the Premises (“Alterations”) without Landlord’s prior written consent, which Landlord shall not unreasonably withhold except as provided below.  No Alterations shall be permitted that, in Landlord’s sole discretion, adversely affect the Building’s systems, structure or exterior appearance, or value or marketability of the Premises.

All Alterations shall be performed in accordance with all applicable laws, codes, regulations, ordinances and rules.  All Alterations shall be performed in a good and workmanlike manner by tradesmen skilled in their respective trades, using only new materials.   All Alterations and Tenant’s Work shall, upon installation, become part of the Premises, shall be owned by Landlord, and shall, unless Landlord requires removal, remain in the Premises at the expiration or termination of this Lease or termination of Tenant’s right to possession of the Premises, without compensation or credit to Tenant.  Landlord shall, without limitation, have the right to receive and approve all contractors, subcontractors, construction contracts, plans and specifications, contractor insurance and sworn owners affidavits. In addition Owner shall have the right to require satisfactory evidence of Tenant’s ability to pay and the posting of payment and performance bonds from contractors.  Notwithstanding anything to the contrary, Tenant may, without Landlord’s consent, but with prior notice to Landlord, make alterations to the interior of the Premises, the cost of which does not exceed $250,000 in the aggregate, and which do not alter, modify or in any other manner whatsoever affect (i) the structural portions of the Premises, (ii) the roof of the building of which the Premises shall form a part and the exterior of the Premises (including but not limited to the storefront), (iii) the structural integrity of the building of which the Premises shall form a part, or (iv) the plumbing, electrical, heating, ventilating, air-conditioning, or mechanical systems or installations in the Premises.

9.1                               Liens and Claims.  To the extent permitted by law, all of Tenant’s contracts and subcontracts for such Alterations for which Landlord’s consent is required shall provide that no lien shall attach to or be claimed against the Premises or any interest therein other than Tenant’s leasehold interest in the Premises, and that all subcontracts let thereunder shall contain the same provision.  Any liens or claims that are filed shall be subject to the provisions of Section 11.1 below.

9.2                               Completion of Alterations.  Tenant shall pay the cost of all Alterations.  Upon completion of each Alteration, Tenant shall furnish Landlord with customary contractor’s affidavits and full and final waivers of lien and receipted bills covering all labor and materials expended and used in connection therewith, and “as built” plans thereof or a certificate from Tenant’s architect that the Alterations were performed in accordance with the plans and specifications approved by Landlord.

9.3                               Signage.    Subject to compliance with applicable laws and any approvals required under the Declaration, and subject to the prior written approval of Landlord, which shall not be unreasonably withheld, upon execution of this Lease, Tenant shall have the right, at its sole expense, to install a monument sign on the Land and a sign on the exterior of the Building.  Upon expiration or termination of the Lease, all such signs shall be removed and any damage caused thereby shall be repaired by Tenant, at its expense.

ARTICLE X.  ASSIGNMENT AND SUBLETTING

10.0                        Landlord’s Consent Required.  Tenant shall not sell, assign, mortgage, hypothecate, pledge or in any other manner transfer or encumber any of its interest in this Lease or sublet or permit others to use or occupy any portion of the Premises, or grant any license, concession, franchise or other rights or interest in this Lease or the Premises, voluntarily, by operation of law or otherwise (the foregoing are sometimes referred to collectively or individually as a “Transfer”) without in each case obtaining Landlord’s prior written consent, which Landlord shall not unreasonably withhold. Landlord shall not be deemed to have unreasonably withheld its consent if: (i) such proposed transferee  has a net worth of less than $50,000,000.00 (exclusive of goodwill); or (ii) if such proposed transferee has publicly rated debt, its senior unsecured credit rating shall be less than Standard & Poors “BBB” (or Moody’s or Fitch equivalent), (iii) the reputation or character of the proposed transferee would in Landlord’s judgment materially damage the image or value of the Building, or (iv) the transferee proposes a use which is not permitted by the Declaration or applicable law or  involves manufacturing or the use, generation or storage of significant amounts of Hazardous Materials (as hereafter defined).

A registered offering of the stock of Tenant shall not be deemed a Transfer under this Lease provided (i) the registered public offering applies to all stores of Tenant, its parent, subsidiaries and affiliates, (ii) there is no material change in Tenant’s management on account thereof, and (iii) Tenant is not in material default under this Lease beyond applicable cure periods at the time of the public offering.  The sale of any outstanding capital stock of Tenant which is effected through the “over the counter” market or through any recognized stock exchange shall not be deemed a Transfer under this Lease.

Tenant may assign this Lease or sublet all or any part of the Premises without Landlord’s consent to any parent, or wholly-owned subsidiary of Tenant or of Tenant’s parent company or Tenant’s guarantor or any entity which is a successor to Tenant by way of merger, consolidation or corporate reorganization or by the purchase of substantially all of the assets or shares of stock of Tenant (“Affiliate”), provided (a) any assignee shall assume in writing the performance and observance of all of the terms, covenants and conditions of this Lease; (b) a copy of the sublease or assignment and assumption agreement is delivered to Landlord; (c) Tenant continues to remain liable for the performance of all of the terms, covenants and conditions of this Lease, and (d) Tenant is not in default under the Lease.

10.1                        Other Requirements for Transfer.  (a)  As of the effective date of the Transfer, and at the time when Tenant  requests  Landlord’s written consent thereto, this Lease must be in full force and effect, without default on the part of Tenant.  Any Transfer shall be subject to all the provisions, terms, covenants and conditions of this Lease. Any assignment of this Lease shall transfer to the assignee all of Tenant’s right, title and interest in this Lease and all of Tenant’s estate or interest in the Premises.

(b) No Transfer, whether or not Landlord’s consent is given, shall relieve Tenant of its liability and obligations under this Lease, and such liability of Tenant shall not be affected by any subsequent amendment, modification, waiver or concession under the Lease.

(c) Any attempt by Tenant to Transfer an interest in this Lease or the Premises, by document or other agreement or by operation of law in violation of the terms of this Lease, shall be void and confer no rights on any third party and shall, at Landlord’s option, constitute a default under this Lease.  The consent by Landlord to any Transfer shall neither constitute a waiver of the necessity of such consent to any subsequent Transfer. If the Premises or any part thereof or any interest in the Lease are transferred, whether or not in violation of this Article, Landlord may collect rent from the Transferee.  In such event, Landlord shall apply the net amount collected to the Rent due under this Lease, but no such collection or application shall be deemed a waiver of any term, covenant or condition of this Lease or the consent to such Transfer or acceptance by Landlord of such Transferee.

(d)                                 Should Tenant desire to Transfer this Lease, Tenant shall give Landlord written notice of its intention to do so to Landlord at least thirty (30) days or more before the effective date of such proposed Transfer, provided if Landlord’s consent is not required, such notice shall be given no later than the date of Transfer.

(e)                                  Each Transfer shall be accomplished by an instrument in writing wherein the Transferee shall agree in writing for the benefit of Landlord to assume and be bound by, and to perform the terms, covenants and conditions of this Lease to be done, kept and performed by Tenant. If Landlord’s consent is required to such Transfer, said instrument shall be in form and substance reasonably acceptable to Landlord.

(f)                                    If Landlord’s consent is required to a Transfer, Tenant shall on demand reimburse Landlord for all expenses, including reasonable attorneys’ fees and disbursements, incurred by Landlord in conjunction with a requested Transfer by Tenant.

10.2                        Special Provisions Relating to Subleases.    The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

(a)                                  Tenant hereby assigns and transfers to Landlord all of Tenant’s interest in all rentals and income arising from any sublease of all or a portion of the Premises heretofore or hereafter made by Tenant, and Landlord may collect such rent and income and apply same toward Tenant’s obligations under this Lease; provided, however, that until a default (after any required notice and the expiration of any cure period) shall occur in the performance of Tenant’s obligations under this Lease, Tenant may, except as otherwise provided in this Lease, receive, collect and enjoy the rents accruing under such sublease.  Landlord shall not, by  reason of this or any other assignment of such sublease to Landlord, nor by reason of the collection of the rents from a subtenant, be deemed liable to the subtenant for any failure of Tenant to perform and comply with any of Tenant’s obligations to such subtenant under such sublease.  Tenant hereby irrevocably authorizes and directs any such subtenant, upon receipt of a written notice from Landlord stating that a default  (after any required notice and the expiration of any cure period) exists in the performance of Tenant’s obligations under this Lease, to pay to Landlord the rents and other charges due and to become due under the sublease.  Subtenant shall rely upon any such statement and request from Landlord and shall pay such rents and other charges to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice from or claim from Tenant to the contrary.  Tenant shall have no right or claim against said subtenant, or, until the breach has been cured, against Landlord, for any such rents and other charges so paid by said sublessee to Landlord.

(b)                                 In the event of a breach by Tenant in the performance of its obligations under this Lease, Landlord, at its option and without any obligation to do so, may require any sublessee to attorn to Landlord, in which event Landlord shall undertake the obligations of the sublandlord under such sublease from the time of the exercise of said option to the expiration of such sublease; provided, however, Landlord shall not be liable for any prepaid rents or security deposit paid by such subtenant to such sublandlord or for any other prior defaults or breaches of such sublandlord under such sublease.

(c)                                  Any matter or thing requiring the consent of the sublandlord under a sublease shall also require the consent of Landlord herein.

(d)                                 No subtenant shall further assign or sublet all or any part of the Premises without Landlord’s prior written consent.

ARTICLE XI.  LIENS AND ENCUMBRANCES

11.0                        Encumbering Title.    Tenant shall not do any act which shall in any way encumber Landlord’s interest in and to the Premises, nor shall the interest or estate of Landlord in the Premises in any way become subject to any claim by way of lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by Tenant.  Any claim to, or lien upon, the Premises arising from any act or omission of Tenant other than a claim by Landlord, shall accrue only against the leasehold estate of Tenant and shall be subject and subordinate to the paramount title and rights of Landlord in and to the Premises.  Tenant shall have no authority to contract for or on behalf of Landlord for any improvements or work. Notwithstanding anything in this Lease to the contrary, Tenant and its lenders shall have the right to file UCC financing statements to perfect any lien which Tenant may desire to give on its inventory, personal property or trade fixtures.

11.1                        Liens and Right to Contest.    Tenant agrees to hold Landlord harmless against all liens, claims and liabilities of every kind, nature and description which may arise out of or in any way be connected with any work performed by or on behalf of Tenant. Tenant shall not permit the Premises to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor, material or services furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed for the Premises by, or at the direction or sufferance of Tenant.  If any such lien is filed against the Premises, Tenant shall within thirty (30) days thereafter either pay and discharge such lien of record, or provide Landlord with a bond, title indemnity or other security acceptable to Landlord to assure full payment and discharge of such lien and to prevent any sale, foreclosure or other forfeiture by reason of non-payment of such lien.  If Tenant fails to so discharge the lien or post such bond or security within said thirty (30) days, then Landlord may, without investigation as to the validity of the lien claim, pay and discharge such lien and Tenant shall pay the cost thereof, and related attorneys fees, to Landlord upon demand.

ARTICLE XII.  UTILITIES

12.0                        Use and Purchase of Utilities.  From and after the date Tenant takes possession of the Premises, Tenant will pay, when due, all charges of every nature, kind or description for utilities furnished to the Premises or chargeable against the Premises, including all charges for water, sewage, heat, gas, light, garbage, electricity, telephone, steam, power, or other public or private utility services.   Tenant shall provide evidence of payment of all utilities to Landlord upon request from time to time.

ARTICLE XIII.  INDEMNITY; WAIVER; ENVIRONMENTAL

13.0                        Indemnity. Tenant shall protect, indemnify and save harmless Landlord, Landlord’s beneficiaries, mortgagees, and their agents, employees, officers and directors, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses, including, without limitation, attorneys’ fees and expenses, incurred or asserted by reason of (a) any accident, injury to, or death of, persons or loss of, or damage to, property occurring on or about the Premises or any part thereof, (b) any negligent or wrongful act or omission of Tenant, its successors, assigns or subtenants, or their respective agents or employees; (c) any default  (after any required notice and the expiration of any cure period) by Tenant under the terms of this Lease; and (d) the performance of any labor or services or the furnishing of any materials or other property in respect of the Premises or any part thereof performed by or on behalf of Tenant during the Lease Term.  Tenant’s indemnification obligations set forth in this Lease shall survive the expiration or termination of this Lease.  Landlord shall protect, indemnify and save harmless Tenant, Tenant’s beneficiaries, invitees and their agents, employees, officers and directors, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses, including, without limitation, attorneys’ fees and expenses, incurred or asserted by reason of (a) any negligent or wrongful act or omission of Landlord, its successors, assigns, or their respective agents or employees; or (b) any failure on the part of Landlord to perform or comply with any of the terms of this Lease, which failure continues for thirty (30) days after written notice thereof or such longer period as is reasonably required to cure.  Landlord’s indemnification obligations set forth in this Lease shall survive the expiration or termination of this Lease.

13.1                        Waiver of Certain Claims.  Except with respect to damage or injury caused by Landlord’s willful acts or gross negligence, Tenant waives all claims it may have against Landlord for damage or injury to property sustained by Tenant or any persons claiming through Tenant or by any occupant of the Premises, or by any other person, resulting from any part of the Premises or any of its improvements, equipment or appurtenances becoming out of repair, or resulting from any accident on or about the Premises or any other cause or resulting directly or indirectly from any act of neglect of any person, including Landlord, to the extent permitted by law.  Such waiver shall include, but not by way of limitation, damage caused by water, snow, frost, steam, excessive heat or cold, interruptions in utilities, sewage, gas, odors or noise, theft, or caused by bursting or leaking of pipes or plumbing fixtures, and shall apply equally whether any such damage results from the act or neglect of Tenant or any other person, including Landlord, to the extent permitted by law, and whether such damage be caused by, or result from, any thing or circumstance above mentioned or referred to, or to any other thing or circumstance whether of a like nature or of wholly different nature.  In no event shall Rent abate as the result of any such occurrence.  All personal property belonging to Tenant or any occupant of the Premises that is in or on any part of the Premises shall be at the risk of Tenant or of such other person only, and Landlord shall not be liable for any damage thereto or theft or misappropriation thereof.

13.2                        Receipt of Reports.    Tenant acknowledges that it has received a copies of the following environmental reports from Landlord:  Phase 1 Environmental Site Assessment Prepared by Eckland Consultants, Inc. for Allianz Life dated August 14, 2001 (“Existing Environmental Report”).

13.3                      Tenant’s Compliance With Environmental Laws.  Tenant shall not store any reportable quantities of Hazardous Materials at the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld.  The foregoing shall not be construed to prohibit Tenant from storing and using non-reportable quantities of customary office and cleaning supplies or other products in the Premises, or from storing and using non-reportable quantities of other products required in connection with Tenant’s permitted use.  Notwithstanding the foregoing, all flammable or combustible materials and any Hazardous Materials in the Premises shall be stored in specially designed containment rooms or containers to the extent required by applicable Hazardous Materials Laws (as defined below).  In addition to the foregoing, Tenant shall at all times and in all respects comply with, and not violate, by operation of law or otherwise, any federal, state and local laws, ordinances and regulations (“Hazardous Materials Laws”) relating to the industrial hygiene, environmental protection or the use, analysis, generation, manufacture, storage, presence, disposal or transportation of any oil, petroleum products, flammable explosives, mold, asbestos, urea formaldehyde, polychlorinated biphenyls, radioactive materials or waste, or other hazardous, toxic, contaminated or polluting materials, substances or wastes, including without limitation, any “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under any such laws, ordinances or regulations (collectively, “Hazardous Materials”).  Tenant shall not be deemed to have violated a Hazardous Material Law by operation of law if Landlord’s actions shall have served as the cause of such violation.

Tenant shall at its own expense procure, maintain in effect and comply with all conditions of any and all permits, licenses and other governmental and regulatory approvals required for Tenant’s use of the Premises including, without limitation, discharge of (appropriately treated) materials or waste into or through any sanitary sewer system serving the Premises.  Tenant shall cause any and all Hazardous Materials to be removed from the Premises and transported solely by duly licensed haulers to duly licensed facilities for final disposal of such Hazardous Materials and wastes.  Tenant shall in all respects, handle, treat, deal with and manage any and all Hazardous Materials in, on, under or about the Premises in complete conformity with all applicable Hazardous Materials Laws and prudent industry practices regarding the management of such Hazardous Materials.  All reporting obligations to the extent imposed upon Tenant by Hazardous Materials Laws are solely the responsibility of Tenant.  Upon expiration or earlier termination of this Lease, Tenant shall cause all Hazardous Materials (except to the extent such Hazardous Materials are generated, stored, released or disposed of during the term of this Lease by Landlord) to be removed from the Premises and transported for use, storage or disposal in accordance and in compliance with all applicable Hazardous Materials Laws.  Tenant shall not take any remedial action in response to the presence of any Hazardous Materials in, on, about or under the Premises, nor enter into any settlement agreement, consent, decree or other compromise in respect to any claims relating to any way connected with the foregoing without first notifying Landlord of Tenant’s intention to do so and affording Landlord ample opportunity to appear, intervene or otherwise appropriately assert and protect Landlord’s interest with respect thereto.  In addition, at Landlord’s written request, at the expiration of the term of this Lease or within sixty (60) days following the date of such request, whichever is later, Tenant shall remove all tanks or fixtures which were placed on the Premises during the term of this Lease by Tenant, its agents, contractors or employees and which contain, or are contaminated with, Hazardous Materials.

Tenant shall within ten (10) days after receipt notify Landlord in writing of (a) any enforcement, clean-up, removal or other governmental or regulatory action instituted, completed or threatened pursuant to any Hazardous Materials Laws; (b) any claim made or threatened by any person against Landlord, or the Premises, relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials; and (c) any reports made to any environmental agency arising out of or in connection with any Hazardous Materials in, on or about the Premises, or with respect to any Hazardous Materials removed form the Premises, including, any complaints, notices, warnings, reports or asserted violations in connection therewith.  Tenant shall also provide to Landlord, as promptly as possible, and in any event within ten (10) business days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Hazardous Materials in or on the Premises.  Upon written request of Landlord (to enable Landlord to defend itself from any claim or charge related to any Hazardous Materials Law), Tenant shall promptly deliver to Landlord notices of hazardous waste manifests reflecting the legal and proper disposal of all such Hazardous Materials removed or to be removed from the Premises.  All such manifests shall list the Tenant or its agent as a responsible party and in no way shall attribute responsibility for any such Hazardous Materials to Landlord.

Tenant will indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless the Landlord from and against any and all loss, claim, cause of action, demand, expense and the like (“Claims”) whatsoever arising or resulting, in whole or in part, directly or indirectly, from the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under, upon or from the Premises (including water tables and atmosphere) resulting from or in any way related to Tenant’s use of the Premises.  Tenant’s obligations under this section include, without limitation and whether foreseeable or unforeseeable, (a) the costs of any required or necessary repair, clean-up, detoxification or decontamination of the Premises, (b) the costs of implementing any closure, remediation or other required action in connection therewith as stated above; (c) the value of any loss of use and any diminution in value of the Premises, and (d) consultants’ fees, experts’ fees and response costs.

The obligations of Tenant under this section survive the expiration or earlier termination of this Lease.

Notwithstanding anything in this Lease to the contrary, Tenant shall not be responsible for any claim, charge, loss, damage or liability relating to Hazardous Materials to the extent that such Hazardous Materials (a) exist at, on or under the Premises on the date of Tenant’s entry thereon, (b) result from the migration of Hazardous Materials from adjacent properties, or (c) are otherwise introduced to the Premises by Landlord, its employees or agents.

Landlord shall defend and indemnify Tenant and save Tenant harmless from and against all claims, actions, damages, liability and expense (including, but not limited to, attorneys’ fees and disbursements) in connection with the loss of life, personal injury or damage to property caused by the use, installation, release or removal of Hazardous Materials on the Premises by Landlord, its employees or agents.  Landlord shall not be liable for damages or injury occasioned by the negligence or willful acts of Tenant, its agents, employees or servants.  Except as disclosed in the Existing Environmental Report, Landlord represents and warrants to Tenant, that to the knowledge of Landlord, without investigation, the Premises is not in violation of applicable Hazardous Material Laws as of the date hereof.  For the purposes hereof,  the “knowledge of Landlord’ shall be mean the actual knowledge of Brian Brennan or Patrick O’Reilly, without investigation.

13.4                        Tenant’s Compliance with New Jersey Industrial Site Recovery Act.  Tenant represents and warrants that its U.S. Standard Industrial Classification (“SIC”) system code is 5137 and that its operations on or about the Premises shall not constitute an “Industrial Establishment,” as defined at N.J.A.C. § 7:26B-1.4, and successor provisions thereto.  Tenant, its assignees or sublessees agree that they will be primarily responsible for compliance with all aspects of the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et. seq. (“ISRA”), for its Industrial Establishment and any Closing Operations related thereto.

Tenant concurs that the termination of this Lease, whether by its scheduled course, operation of Landlord or Tenant’s acts, or those of a third party, shall constitute “Closing Operations,” as defined at N.J.A.C. § 7:26B-1.4, and any successor provisions thereto, notwithstanding the fact that there is no disruption in the operations of the industrial establishment.

Tenant shall, at Tenant’s own expense, make all submissions to, provide all information to, and comply with all requirements of, the Industrial Site Evaluation Element or its successor at the New Jersey Department of Environmental Protection (“NJDEP”).  Tenant shall promptly furnish to Landlord true and complete copies of all documents, submission, correspondence and oral or written communications provided by Tenant to the NJDEP, and all documents, reports, directives, correspondence and oral or written communications by the NJDEP to Tenant.  Tenant shall also promptly furnish to Landlord true and complete copies of all sampling and test results and reports obtained and prepared from samples and tests taken at and around the Premises.  Tenant shall notify Landlord in advance of all meetings scheduled between Tenant and NJDEP, and Landlord may attend all such meetings.

Should the NJDEP or any other division of NJDEP determine that a cleanup plan must be prepared and/or that a cleanup must be undertaken because of a spill or discharge of Hazardous Materials at the Premises which occurred during the term of this Lease, Tenant shall, at Tenant’s own expense, promptly carry out the approved plans (hereinafter a “Remediation Plan”).  Notwithstanding anything in this Lease to the contrary, Tenant shall not be responsible for any cleanup plan to remediate a spill or discharge of Hazardous Materials to the extent that such Hazardous Materials (a) exist at, on or under the Premises on the date of Tenant’s entry thereon, (b) result from the migration of Hazardous Materials from adjacent properties, or (c) are otherwise introduced to the Premises by any party other than Tenant, its agents, contractors or employees.

Tenant shall commence all actions required to obtain ISRA Clearance (as such term is defined below) (i) at least five (5) months prior to the scheduled termination of this Lease, (ii) immediately following Tenant’s intention to assign or sublease all or any portion of the Premises, or (iii) within ten (10) days following Landlord’s written request therefor, which request may be delivered at any time, and Tenant shall diligently prosecute such clearance to completion.  At no expense to Landlord, Tenant shall promptly provide all information requested by Landlord or NJDEP for preparation of a non-applicability affidavit, de minimis quantity exemption application, limited conveyance application or other submission and shall promptly sign such affidavits and submissions when requested by Landlord.  Landlord agrees that it shall reasonably cooperate with Tenant, at Tenant’s expense, as necessary to assist Tenant in obtaining ISRA Clearance.  In the event Tenant fails to take all such required action for a period of thirty (30) days after notice, Landlord shall be entitle to take such action as it deems appropriate in Tenant’s name.  Should Tenant determine its operations do not constitute an “Industrial Establishment” pursuant to ISRA, Tenant shall, at Tenant’s own expense, obtain a letter of non-applicability or de minimis quantity exemption from the NJDEP and shall promptly provide Tenant’s submission and the NJDEP’s exemption letter to Landlord.  In the event Tenant is unable to obtain a letter of non-applicability or de minimis quality exemption from the NJDEP, Tenant shall promptly obtain a negative declaration, a signed Remediation Agreement or a final approval of clean up from NJDEP and thereafter promptly take all necessary action in order to finally and completely comply with the same.

If Tenant fails to obtain either: (i) a non-applicability letter, (ii) a de minimis quantity exemption; (iii) a negative declaration; (iv) a signed remediation agreement; or (v) final approval of cleanup; (collectively referred to as “ISRA Clearance”) from the NJDEP prior to the expiration or earlier termination of the term of this Lease, then upon the expiration or earlier termination of the term of this Lease Landlord shall have the option either to consider this Lease as having ended or to treat Tenant as a holdover tenant in possession of the Premises.  If Landlord considers this Lease as having ended, then Tenant shall nevertheless be obligated to promptly obtain ISRA Clearance and to fulfill the obligations set forth above.  If Landlord treats Tenant as a holdover Tenant in possession of the Premises, then Tenant shall pay monthly to Landlord double the regular and additional monthly rent which Tenant would otherwise have paid, until such time as Tenant obtains ISRA Clearance, and during the holdover period all of the terms of this Lease shall remain in full force and effect.

Tenant shall permit Landlord and Landlord’s agents, servants and employees including but not limited to legal counsel and environmental consultants and engineers, access to the Premises for the purposes of environmental inspections and sampling during regular business hours, or during other hours either by agreement of the parties or in the event of any environmental emergency.  Tenant shall not restrict access to any part of the Premises and Tenant shall not impose any conditions to access.

Tenant shall indemnify, defend and hold harmless Landlord from and against all claims, liabilities, losses, damages and costs, forseen or unforseen, including, without limitation, counsel, engineering and other professional or expert fees, which Landlord may incur by reason of Tenant’s action or non-action with regard to Tenant’s obligations under this Section 13.5.

This Section 13.4 shall not be construed to limit Tenant’s obligations under any other Federal, State or local environmental laws, rules and regulations, and shall not restrict Tenant’s additional environmental obligations, representations or warranties under this Lease. This Section 13.4 shall survive the expiration or earlier termination of this Lease.  Tenant’s failure to abide by the terms of Section 13.4 shall be restrainable by injunction.

ARTICLE XIV.  DESTRUCTION AND RESTORATION

14.0                        Substantial Destruction

If fifty percent (50%) or more of the Rentable Area of Premises is made untenantable by fire or other casualty, Landlord may, at its option, elect:

A.                                   To terminate this Lease as of the date of the fire or casualty by notice to Tenant within ninety (90) days after that date; or

B.                                     To proceed with reasonable diligence to repair, restore or rehabilitate the Building (excluding leasehold improvements paid for by Tenant), in which event this Lease shall not terminate.

Landlord shall, as soon as reasonably possible but no later than 90 days after said casualty, notify Tenant of its estimate of the time necessary to repair, restore or rehabilitate the Building.  If the repair of the Building is estimated by Landlord to take more than one hundred eighty (180) days from the date of said casualty, then Tenant may, at its option, by written notice to Landlord delivered no later than thirty (30) days after receipt of said notice, terminate this Lease.  If Landlord fails to repair, restore or rehabilitate the Building within said one hundred eighty (180) days, Tenant may terminate this Lease (which termination shall occur delivery of Tenant’s termination notice or surrender of the Premises, whichever is later) by serving notice on Landlord no later than thirty (30) days after the expiration of said one hundred eighty (180) day period.  If Tenant timely serves such notice on Landlord, Tenant shall surrender the Premises (if not previously surrendered) within said thirty (30) days.

Each of Landlord and Tenant shall have the right to cancel this Lease if a casualty damaging or destroying more than twenty-five percent (25%) of the rentable area of the Premises occurs during the last two (2) years of the Lease.  A party shall exercise such right if at all by written notice to the other party given not later than thirty (30) days after such damage or destruction.

14.1                        Less Than Substantial Destruction.  If less than fifty percent (50%) of the Rentable Area of Premises is made untenantable by fire or other casualty, then Landlord shall with reasonable diligence repair, restore or rehabilitate the Building (excluding leasehold improvements paid for by Tenant), at Landlord’s expense.

14.2                        Abatement.   If a fire or other casualty renders all or part of the Premises untenantable, Rent shall abate in proportion to the area rendered untenantable and vacated by Tenant.

14.3                        Limitation on Repair Obligations. Landlord’s obligation to repair, restore and rehabilitate the Building shall be limited to the amount of available insurance proceeds and subject to the terms of any first mortgage on the Premises.  In no event shall Landlord be obligated to repair or rebuild leasehold improvements, alterations, or other improvements, trade fixtures or personal property installed or owned by Tenant.

ARTICLE XV.  CONDEMNATION

15.0                        Complete Taking.  In the event substantially all of the Building or the Premises is taken or condemned by any competent authority for any public use or purpose (including a deed given in lieu of condemnation), this Lease shall terminate as of the date title vests in such authority, and Base Rent shall be apportioned as of said date.  For the purposes hereof, “substantially all” shall mean a taking such that the Building or Premises, in Landlord’s judgment, cannot physically or economically be restored to a complete architectural unit.

15.1                        Taking of Part. If less than substantially all of the Building or the Premises is taken or condemned by any competent authority for any public use or purpose (including a deed given in lieu of condemnation), Base Rent shall be reduced by an amount which bears the same ratio to Base Rent then in effect as the number of square feet of rentable area in the Premises so taken or condemned bears to the number of square feet of rentable Area of the Premises.  Landlord, upon receipt of and to the extent of the award in condemnation or proceeds of sale, shall make necessary repairs and restorations (exclusive of Tenant’s leasehold improvements and personal property paid for or installed by Tenant) to restore the Premises remaining to as near its former condition as circumstances will permit, and to the Building to the extent necessary to constitute the portion of the Building not so taken or condemned as a complete architectural unit.  In such event, the Base Rent payable hereunder from and after the date of vesting of title in such proceedings shall be reduced to a sum equal to the product of the Base Rent set forth in the Basic Lease Provisions multiplied by a fraction, the numerator of which square footage the Premises after the same has been restored to a complete architectural unit, and the denominator of which is square footage of the Premises prior to such taking.

15.2                        Compensation.  Landlord shall be entitled to receive the entire price or award from any such sale, taking or condemnation, whether applicable to land, building, or other real estate interests.  Tenant hereby assigns all its interest in such award to Landlord and Tenant waives any right Tenant has now or may have under present or future law to receive any award of damages for its interest in the Premises or this Lease, provided, Tenant shall have the right to separately claim and receive any award which may be allowed to Tenant for Tenant’s trade fixtures and moving expenses, provided the same does not reduce Landlord’s award.

ARTICLE XVI.  SUBORDINATION OR SUPERIORITY

16.0                        Subordination.  This Lease and Tenant’s rights are and shall be subject and subordinate to any and all mortgages, trust deeds and ground leases now of record or hereafter executed by Landlord against the Premises and to all amendments, modifications, replacements or renewals thereof, provided, the holder of such mortgage, trust deed or ground lease shall deliver to Tenant (and Tenant shall execute) a non-disturbance agreement in such mortgagee’s standard and reasonable form.  Tenant shall execute and deliver within ten (10) days after request of Landlord such acknowledgments or documents as may be requested from time to time in connection with the sale, financing, refinancing or ground leasing of the Premises, Land or Building including, without limitation, subordination and attornment instruments.  If, in connection with the financing of the Premises, Land or Building, any mortgagee (or ground lessor) shall request reasonable modifications of this Lease that do not materially increase the obligations or materially and adversely affect the rights of Tenant under this Lease, Tenant shall make such modifications.  In particular, but without limitation, Tenant shall, upon request, provide all mortgagees with written notice of any Landlord default hereunder and the right and opportunity to cure for no less than thirty (30) days after written notice from Tenant or such longer period as is reasonably required to cure.  Landlord represents that as of the date hereof there is no mortgage encumbering the Premises. If Landlord hereafter mortgages or refinances the Building, then Landlord shall cause the mortgagee, or other party holding an interest or estate affecting the Premises and the Building, or both, to which this Lease is being subordinated, to deliver to Tenant a subordination and non-disturbance agreement in such mortgagee’s reasonable form. Tenant shall execute such subordination non-disturbance and agreement within ten (10) days after receipt.

16.1                        Superiority.  Notwithstanding the foregoing, a holder of a trust deed, mortgage or ground lease interest may, at its option require that this Lease be made superior and paramount to any such trust deed, mortgage or ground lease and in such event Tenant shall execute whatever instruments are requested to effect such result.

ARTICLE XVII.  SURRENDER

17.0                        Surrender.  Upon termination of this Lease or Tenant’s right to possession, Tenant will at once surrender and deliver up the Premises, together with all improvements thereon, to Landlord, in good condition and repair, subject to ordinary wear and tear.  Tenant shall remove from the Premises all of Tenant’s personal property, and its equipment and trade fixtures (collectively “Tenant’s Property”) and Tenant shall repair any injury or damage to the Premises which may result from such removal.  If Tenant does not remove Tenant’s Property from the Premises, as aforesaid, Landlord may, at its option, remove the same (and repair any damage occasioned thereby) and dispose thereof or deliver the same to any other place of business of Tenant or warehouse the same, and Tenant shall pay the cost of such removal, repair, delivery and warehousing to Landlord on demand, or Landlord may treat Tenant’s Property as having been conveyed to Landlord with this Lease acting as a bill of sale, without further payment or credit by Landlord to Tenant.  If Landlord requests the removal of any Alterations, Tenant shall remove all such items and restore the Premises to their original condition, ordinary wear and tear excepted upon expiration or termination of this Lease.  If, after Landlord’s request, Tenant does not  remove said Alterations, Landlord may remove the same and Tenant shall pay the cost of such removal to Landlord upon demand.

17.1                        Holding Over.  Tenant shall have no right to occupy the Premises or any portion thereof after the expiration or termination of this Lease or of Tenant’s right to possession.  For each month or portion thereof Tenant retains possession of the Premises, or any portion thereof, after the expiration or termination of this Lease or Tenant’s right to possession, Tenant shall pay Landlord an amount equal to one hundred fifty percent (150%) of the last applicable monthly Base Rent for the first six (6) months of any holdover, and thereafter two hundred percent (200%) of the last applicable monthly Base Rent. Holdover rent shall be payable in advance on the first day of each month of such holdover and shall not be prorated for any partial month.  Acceptance of said Base Rent shall not constitute a waiver by Landlord of any re-entry or other rights of Landlord provided for under this Lease or by law nor shall it be deemed an extension or renewal of the Lease Term without a written election thereof by Landlord.  In addition, Tenant shall be liable for all damages, direct and consequential, incurred by Landlord as a result of such holdover.  Notwithstanding the foregoing, if prior to the date of Lease expiration, Landlord has delivered a written renewal proposal to Tenant and Tenant and Landlord are negotiating in good faith to renew the Lease Term, then for a period of thirty (30) days after expiration of the Lease, Base Rent shall be 100% of the last applicable monthly Base Rent, provided, however, the foregoing shall not obligate Landlord or Tenant to negotiate in good faith or otherwise for a new lease for the Premises or renewal of the Term.

ARTICLE XVIII.  DEFAULT AND REMEDIES

18.0                        Defaults.  The occurrence of any one or more of the following events shall be considered events of default by Tenant under this Lease:

(a)                                  Tenant shall fail to make any payment of Rent or any other payment required to be made by Tenant hereunder for a period of ten (10) days after notice; or

(b)                                 Tenant shall fail in keeping, observing or performing any of the other covenants or agreements herein contained to be kept, observed and performed by Tenant, and such failure shall continue for thirty (30) days after notice thereof in writing to Tenant or such longer period as is reasonably required to cure, but not to exceed one hundred and twenty (120) days in total; or

(c)                                  Tenant or Guarantor, if any, shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver for themselves or any of their property; or

(d)                                 Tenant or Guarantor, if any, shall be adjudged an involuntary bankrupt, or a decree or order for reorganization under the Federal bankruptcy laws as now or hereafter amended, or under the laws of any state, shall be entered against Tenant or Guarantor, and any such decree or judgment or order shall not have been vacated or set aside within sixty (60) days from the date of the entry or granting thereof; or

(e)                                  Tenant or Guarantor, if any, shall file or admit the jurisdiction of the court and the material allegations contained in any petition in bankruptcy or any petition pursuant to, or purporting to be pursuant to, the Federal bankruptcy laws as now or hereafter amended, or Tenant or Guarantor shall institute any proceedings for any relief under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment or indebtedness, reorganization, arrangements, composition or extension; or

(f)                                    The Premises are levied upon by any revenue officer or similar officer as the result of any act or omission of Tenant and such levy is not removed with sixty (60) days after such levy is feled; or

(g)                                 A decree or order appointing a receiver of all or substantially all of the property of Tenant or Guarantor, if any, shall be made and such decree or order shall not have been vacated or set aside within sixty (60) days from the date of entry or granting thereof; or

(h)                                 Except as permitted herein, Tenant shall abandon the Premises or vacate the same during the term hereof for more than ninety (90) consecutive days.

Upon the occurrence of any one or more of such events, Tenant shall be in default hereunder.  Upon a default by Tenant, Landlord may apply and retain all sums deposited with Landlord hereunder, and Landlord may, at its election, terminate this Lease or terminate Tenant’s right to possession only, without terminating the Lease.  Upon termination of the Lease, or upon any termination of the Tenant’s right to possession without termination of the Lease, the Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to the Landlord, and Tenant hereby grants to the Landlord the full and free right, without demand or notice of any kind to Tenant, to enter into and upon the Premises, with or without process of law, and to repossess the Premises as the Landlord’s former estate and to expel or remove the Tenant and any others who may be occupying the Premises, without being deemed in any manner guilty of trespass, eviction, or forcible entry or detainer, without incurring any liability for any damage resulting therefrom and without relinquishing the Landlord’s rights to Rent or any other right given the Landlord hereunder or by operation of law.  Tenant shall pay on demand all costs and expenses, including attorneys’ fees and costs, incurred by Landlord in recovering sums due hereunder, recovering possession of the Premises, or otherwise enforcing this Lease or pursuing Landlord’s rights and remedies against Tenant or any assignee, sublessee or other transferee.  Where either party brings a claim, in a court of competent jurisdiction, to enforce performance of the other party under this Lease, the non-prevailing party shall pay to the prevailing party, on demand, such expenses as prevailing party may incur, including, without limitation, court costs and reasonable attorneys’ fees and disbursements.

18.1                        Termination of Lease.  If Landlord elects to terminate this Lease, Landlord shall be entitled to recover as damages all Rent and other sums due and payable by Tenant on the date of termination, plus (1) an amount equal to the value of the Rent and other sums provided herein to be paid by Tenant for the residue of the stated term hereof, less the fair rental value of the Premises for the residue of the stated term (taking into account the time and expenses necessary to obtain a replacement tenant or tenants, including expenses hereinafter described relating to recovery of the Premises, preparation for reletting and for reletting itself), discounted to a present value using a discount factor of five percent (5%), (2) the cost of performing any other covenants to be performed by the Tenant, and (3) all other costs and expenses of Landlord resulting from such default, including attorneys fees, allowable under this Lease or at law.

18.2                        Termination of Right of Possession.  If the Landlord elects to terminate the Tenant’s right to possession only without terminating the Lease, the Landlord may, at the Landlord’s option, enter into the Premises, remove the Tenant’s property, signs, and other evidences of tenancy, and take and hold possession thereof as hereinabove provided, without such entry and possession terminating the Lease or releasing the Tenant, in whole or in part, from the Tenant’s obligations to pay the Rent hereunder for the full term or from any of its other obligations under this Lease.  Landlord shall have the right to relet all or any part of the Premises for such rent and upon such terms as shall be satisfactory to Landlord in its sole discretion (including the right to relet the Premises as part of a larger area and the right to change the character or use made of the Premises).  Landlord shall use reasonable efforts to relet the Premises, but in no event shall Landlord have an obligation to expend or advance any funds for marketing, commissions, tenant improvements, cleaning, remodeling or other purposes related to reletting unless Tenant first deposits with Landlord the total amount of such anticipated costs, as Landlord shall estimate.  Landlord shall have no obligation to accept any replacement tenant who in Landlord’s sole discretion is not creditworthy or whose or reputation intended use would be detrimental to the Premises or the property of which the Premises is a part.  Landlord shall not be deemed to have failed to use such reasonable efforts to mitigate its damages by reasons of the fact that Landlord has leased or sought to lease other vacant premises owned or controlled by Landlord or its affiliates in preference to reletting the Leased Premises, or by reason of the fact that Landlord has sought to relet the Leased Premises at a rental rate higher than that payable by Tenant under the Lease.  For the purpose of such reletting, Landlord may decorate or make any repairs, changes, alterations or additions in or to the Premises that may be necessary or convenient, the cost of which shall be borne solely by Tenant.  If Landlord does not relet the Premises, Tenant shall pay to Landlord on demand all costs of attempting to relet the Premises, and Rent and other sums provided herein to be paid by Tenant for the remainder of the Lease Term as the same shall become due and payable.  If the Premises are relet and a sufficient sum shall not be realized from such reletting after paying all of the expenses of such reletting and the collection of the rent accruing therefrom (including, but not by way of limitation, attorneys’ fees and brokers’ commissions), to satisfy the Rent and other charges herein provided to be paid for the remainder of the Lease Term, Tenant shall pay to Landlord on demand any deficiency as the same shall become due and payable.  Tenant shall not be entitled to any surplus if the Premises are leased for an amount greater than the Rent reserved hereunder.  Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Section from time to time.  Notwithstanding an election by Landlord to terminate Tenant’s right to possession, Landlord may at any time thereafter elect to terminate this Lease.

18.3                        Remedies Cumulative.  No remedy herein or otherwise conferred upon or reserved to Landlord shall be considered to exclude or suspend any other remedy, but the same shall be cumulative and shall be in addition to every other remedy given hereunder, or now or hereafter existing at law or in equity or by statute, and every power and remedy given by this Lease to Landlord may be exercised from time to time and so often as occasion may arise or as may be deemed expedient.

18.4                        No Waiver.  No delay or omission of Landlord to exercise any right or power arising from any default shall impair any such right or power or be construed to be a waiver of any such default or any acquiescence therein.  No waiver by Landlord of any default of any of the covenants of this Lease shall be construed, taken or held to be a waiver of any other default, or as a waiver, acquiescence in or consent to any further or succeeding default of the same covenant.  The acceptance by Landlord of any payment of Rent or other sums due hereunder after the termination by Landlord of this Lease, or of Tenant’s right to possession hereunder, shall not, in the absence of agreement in writing to the contrary by Landlord, be deemed to restore this Lease or Tenant’s rights hereunder, as the case may be, but shall be construed as a payment on account, and not in satisfaction of damages due from Tenant to Landlord.

18.5                        Interest.  Each payment of Rent and other amounts owed by Tenant hereunder, which shall not be paid when due, shall bear interest at the rate of three percent (3%) over the the prime, corporate or base rate of interest announced by the Bank of America (or in the absence thereof, such other U.S. bank designated by Landlord) from time to time, but, in either case, not to exceed any maximum rate of interest permitted by law, (“Interest Rate”), from the date when the same is due under the terms of this Lease until the same shall be paid.

18.6                        Landlord’s Right to Perform Tenant Obligations.  If Tenant shall at any time fail to pay any Taxes, insurance premiums or other payments as required under this Lease, fail to take out, pay for, maintain and deliver any of the insurance policies or certificates of insurance provided for in Article VI, or fail to make any other payment or perform any other act or obligation on its part to be made or performed under this Lease, then after thirty (30) days prior written notice to Tenant (or immediately and without notice in case of emergency, provided Landlord shall make a reasonable effort to provide both fax and telephonic notice to Tenant or its representative), Landlord may, but shall not be obligated to make any such payment or perform any such act or obligation on Tenant’s part to be paid or performed under this Lease.  Landlord may enter upon the Premises for any such purpose and take all such action therein or thereon as may be necessary therefor.  Nothing herein contained and no such action by Landlord shall be deemed as a waiver or release of Tenant from any obligation of Tenant under this Lease.  All sums so paid by Landlord and all costs and expenses, including attorney’s fees incurred by Landlord in connection with the performance of any such act, plus an administrative fee of fifteen percent (15%) of the amount thereof, together with interest thereon at the Interest Rate from the respective dates of Landlord’s making of each payment, shall be paid by Tenant to Landlord on demand.

ARTICLE XIX.  MISCELLANEOUS

19.0                        Rights Reserved to Landlord.  Without limiting any other rights reserved or available to Landlord under this Lease, at law or in equity, Landlord reserves the following rights to be exercised at Landlord’s election upon reasonable prior notice to Tenant: (i) to enter and/or inspect the Premises and to make repairs, replacements, additions or alterations to the Premises, and (ii) to show the Premises to persons having a legitimate interest in viewing the same.  Landlord reserves the right to grant easements, licenses and other rights and interests in, to or over any part of the Land, except that no such grant shall materially interfere with Tenant’s use and enjoyment of the Premises.

19.1                        Right of First Offer.  (a) Subject to the terms of this Section 19.1, prior to executing a binding agreement of sale for (or actually selling) Premises, Landlord shall first offer to sell the Premises to Tenant.  Such offer shall be made by notice given to Tenant (the “First Offer Notice”), which shall include the asking price for the Premises and any other material terms and conditions on which Landlord desires to offer such sale. Tenant shall have the right to purchase the Premises upon the same terms and conditions as set forth in the First Offer Notice or upon such other terms and conditions as the parties may mutually agree in writing (but the parties have no obligation to negotiate or agree to terms others than those in the First Offer Notice).  Tenant shall have the right to exercise its purchase rights only by delivering unconditional written notice of acceptance to Landlord within fifteen (15) business days after delivery of the First Offer Notice (the “Election Period”).  If for any reason Tenant fails to deliver this unconditional notice of acceptance within the Election Period, then Tenant’s rights under this Section 19.1shall be deemed to have been waived and Landlord shall be free to sell the Premises to any person or entity upon any terms and without any further obligation to Tenant, except as set forth below.

(b) If after Tenant fails to deliver its unconditional notice of acceptance, Landlord elects to market the Premises at a price which is less than 95% of the price offered Tenant or accept an offer which is less than 95% of the price last offered Tenant, then Landlord shall first provide a revised First Offer Notice which  notifies Tenant of such reduced price (which notice shall, in the case of an offer Landlord desires to accept, include a copy of the term sheet, letter of intent or other written evidence of the terms of such offer, as the case may be).  Tenant shall have the right to exercise its purchase rights only by delivering unconditional written notice of acceptance to Landlord within five (5) calendar days after delivery of such revised First Offer Notice (the “Revised Election Period”).  If for any reason Tenant fails to deliver this unconditional notice of acceptance within the Revised Election Period, then Tenant’s rights under this Section 19.1 shall be deemed to have been waived and Landlord shall be free to sell the Premises to any person or entity upon any terms and without any further obligation to Tenant.   Landlord’s obligations and Tenant’s rights under this subsection 19.1(b) shall not apply to any reduction in price offered to a party with whom Landlord has previously entered a contract for the sale of the Premises after Tenant has waived its rights under subsection (a) above.

(c) Notwithstanding anything to the contrary, Landlord’s obligations and Tenant’s rights under this Section 19.1are subject to the following.

1.  Landlord’s obligations and Tenant’s rights under this Section 19.1 will terminate and become null and void if: the Tenant is not The Children’s Place Retail Stores, Inc. or its Affiliate (as defined in Section 10.0 above), such rights being personal to such entity, or if Tenant defaults hereunder beyond applicable notice and cure periods.

2.                                       Nothing in this Agreement is binding on or applicable in any way to: any mortgagee or ground lessors of all or any part of the Premises or their purchasers, successors or assigns, whether or not any of them acquire title to the Premises; or any sale or conveyance of all or any part of the Premises to any entity affiliated with  Landlord, or to any entity in which Landlord or any of its affiliates have an ownership or partnership interest.

3.                                       The rights of Tenant in this Section 19.1 are strictly personal to The Children’s Place Retail Stores, Inc. and any Affiliate to whom this Lease has been properly assigned, and may not be exercised by or assigned or conveyed to any other person or entity.

4.                                     This Section 19.1 shall be applicable only to the first sale or transfer of the Premises by Landlord.  If Tenant waives its rights above and Landlord thereafter sells the Premises to a third party, this Section 19.1 shall become null and void upon such conveyance.

19.2                        Brokerage.  Landlord and Tenant warrant to the other that neither of them has had any dealings with any broker or agent in connection with the transactions contemplated hereby, other than Cushman & Wakefield of New Jersey Inc. and Resource Realty of Northern New Jersey, each of whom shall be compensated by Landlord pursuant to separate written agreement.  Landlord and Tenant covenant to pay, hold harmless and indemnify the other from and against any and all costs, expenses or liability for any compensation, commissions and charges claimed by any other broker or agent, with respect to the transactions contemplated hereby or the negotiation thereof and arising by virtue of the acts of the indemnifying party.

19.3                        Quiet Enjoyment.  So long as Tenant is not in default under this Lease, Tenant’s quiet and peaceable enjoyment of the Premises shall not be disturbed or interfered with by Landlord.

19.4                        Notices.  All notices to, or demands upon, Landlord or Tenant desired or required to be given under any of the provisions hereof shall be in writing.  Any notices or demands from Landlord to Tenant shall be deemed to have been duly and sufficiently given if delivered personally or if a copy thereof has been mailed by United States registered or certified mail in an envelope properly stamped and addressed to Tenant at Tenant’s Address or at such other address as Tenant may heretofore have designated by written notice to Landlord, and any notices or demands from Tenant to Landlord shall be deemed to have been duly and sufficiently given if delivered personally or mailed by United States registered or certified mail in an envelope properly stamped and addressed to Landlord at Landlord’s address or at such other address or to such other agent as Landlord may heretofore have designated by written notice to Tenant, with a copy to any first mortgagee of the Premises, the identity and address of which Tenant shall have received written notice.  The effective date of any notice shall be the date of receipt.

19.5                        Time of Essence.  Time is of the essence of this Lease and all provisions herein relating to time of performance shall be strictly construed.  If either party hereto shall be delayed or prevented from the performance of any non-monetary obligation required hereunder by reason of acts of God, strikes, lockouts, labor troubles, inability to procure materials or permits, restrictive governmental laws or regulations or other cause without fault and beyond the control of the party obligated (financial inability excepted), performance of such act shall be excused for the period of delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay, provided such party gives written notice of such condition within ten (10) days after its occurrence.

19.6                        Severability.  If any term or provision of this Lease shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Lease shall not be affected thereby, but each term and provision of this Lease shall be valid and shall be enforced to the fullest extent permitted by law so long as the parties receive the essence of their bargain.

19.7                        Covenants Binding on Successors.  All of the covenants, agreements, conditions and undertakings contained in this Lease shall extend and inure to and be binding upon the parties hereto and their permitted successors and assigns.

19.8                        Sale of Building.  If owner of the Premises sells or transfers the Premises, said owner shall be freed and relieved of all liability under this Lease, provided the purchaser assumes the obligations of Landlord arising from and after the date of such sale or transfer.

19.9                        Estoppel Certificate.  Tenant shall from time to time, within ten (10) days after written request by Landlord or any mortgagee holding a mortgage on the Premises, deliver to Landlord or such mortgagee a statement in writing certifying: (i) that this Lease is unmodified and in full force and effect or, if there have been modifications, that this Lease, as modified, is in full force and effect; (ii) the amount of Rent then payable hereunder and the date to which Rent has been paid; (iii) that Landlord is not in default under this Lease or, if in default, a detailed description of such default(s); (iv) that Tenant is or is not in possession of the Premises, as the case may be; (v) that Tenant has no claims, offsets or defenses against Landlord, and (vi) such other information as Landlord may reasonably request.  In no event shall Tenant be required to deliver more than one (1) such statement or certificate in any twelve (12) month period. In the event that Landlord shall require Tenant to deliver more than one (1) such statement or certificate in any twelve (12) month period, Landlord shall pay to Tenant the sum of $300 for each such additional statement.

19.10                 Limitation of Liability.  All obligations and liabilities of Landlord hereunder shall be limited to Landlord’s interest in the Premises as the same may be improved, subject to all prior interests, and neither Landlord nor its beneficiaries, partners, shareholders, directors, employees or agents shall be individually or personally liable for any claim arising out of this Lease.   Any manager retained by Landlord shall be acting only as an agent and in such capacity shall not in any event be held liable to Tenant for the fulfillment or non-fulfillment of any of the terms, covenants or conditions of this Lease or for any action or proceedings that may be taken by Landlord against Tenant, or by Tenant against Landlord.

19.11                 Entire Agreement.  This Lease contains the entire agreement of the parties hereto and no representations, inducements, promises or agreement, oral or otherwise, between the parties not embodied herein shall be of any force and effect.  The masculine (or neuter) pronoun, singular number shall include the masculine, feminine and neuter gender and the singular and plural number.

19.12                 Law Applicable.  This Lease shall be construed and enforced in accordance with the laws of the State of  New Jersey.

19.13                 Venue.  To the maximum extent permitted by law, the parties agree that all actions or proceedings arising in connection with this Lease shall be tried and determined only in the State courts located in the County of Middlesex, State of New Jersey or Federal courts located in the State of New Jersey.  To the maximum extent permitted by law, each party hereby expressly waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section.

19.14                 Jury Waiver.  To the maximum extent permitted by law, each of Tenant and Landlord hereby expressly waives any right to trial by jury of any action, cause of action, claim, demand, or proceeding arising under or with respect to this Lease, or in any way connected with, related to, or incidental to the dealings of Landlord and Tenant with respect to this Lease, in each case whether now existing or hereafter arising, and whether sounding in contract, tort, or otherwise.  To the maximum extent permitted by law, each of Tenant and Landlord hereby agrees that any such action, cause of action, claim, demand or proceeding shall be decided by a court trial without a jury and that Tenant or Landlord may file a copy of this Lease with any court or other tribunal as written evidence of the consent of each of Tenant and Landlord to the waiver of its right to trial by jury.

19.15                 Corporate Consent.  Upon the execution of this Lease, Tenant shall deliver to Landlord such corporate consents, certificates and other instruments as Landlord shall reasonably require, to verify the Tenant’s corporate authority to enter into this Lease.

19.16                 Execution.  The execution of this Lease by Tenant and delivery of same to Landlord or its agents does not constitute a reservation of or option for leasing the Premises or an agreement to enter into a Lease, and this Lease shall become effective only if and when Landlord executes and delivers same to Tenant.

19.17                 Amendments Must Be in Writing.  None of the covenants, terms or conditions of this Lease to be kept and performed by either party shall in any manner be altered, waived,

modified, changed or abandoned, except by a written instrument, duly signed and delivered by both parties.

19.18                 Financial Statements.  If Tenant is not or ceases to be a publicly traded company, Tenant shall deliver to Landlord from time to time, upon written request, current financial statements of Tenant, which shall be prepared in accordance with generally accepted accounting principles by a certified public accountant.

19.19                 Counterparts.  This Lease may be executed in multiple counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

19.20                 Anti-Terrorism.  Each party hereto represents and warrants to the other that such party is not, and is not acting, directly or indirectly, for or on behalf of any person or entity, named as a Specially Designated National and Blocked Person (as defined in Presidential Executive Order 13224), and that such party is not engaged in this transaction, directly or indirectly, on behalf of, and is not facilitating this transaction, directly or indirectly, on behalf of, any such person or entity.  Each party hereby agrees to defend, indemnify and hold harmless the other party from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys’ fees and costs) arising from or related to any breach of the foregoing representations and warranties.

19.21                 Exhibits.  The following Exhibits are attached hereto and made a part hereof:

Exhibit A	Legal Description
Exhibit B	Declaration

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first above written.

TENANT:		LANDLORD:

The Children’s Place Retail Stores, Inc.,		Turnpike Crossing I, L.L.C.
a Delaware corporation.

By:	/s/ Mario Ciampi	By:	/s/ Brian S. Brennan
Its:	Senior Vice President	Its:	Director, Real Estate Acquisitions

Attest:	Steven Balasiano	Attest:
Vice President & General Counsel

EXHIBIT A

LEGAL DESCRIPTION

ALL THAT CERTAIN TRACT, PARCEL AND LOT OF LAND LYING AND BEING SITUATE IN THE TOWNSHIP OF SOUTH BRUNSWICK, COUNTY OF MIDDLESEX, STATE OF NEW JERSEY, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEING KNOWN AND DESIGNATED AS PROPOSED LOT 9.03131 IN BLOCK 22.010, AS SHOWN ON A CERTAIN FILED MAP ENTITLED “FINAL MAJOR SUBDIVISION PLAT, OPUS EAST, L.L.C., BLOCK 22.01, LOT 9.0313” DULY FILED IN THE OFFICE OF THE CLERK/REGISTER OF MIDDLESEX COUNTY, ON APRIL 10, 2000 AS MAP 6056 FILE 984, AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS: THIS PLAT WILL BE REFERRED TO AS THE “MAJOR SUBDIVISION PLAT”

BEGINNING AT A POINT SAID POINT BEING THE FOLLOWING BEARINGS AND DISTANCES FROM THE SOUTHEASTERLY TERMINUS OF A CONNECTING ARC HAVING THE RADIUS OF 25.00 FEET AND CURVING TO THE LEFT AN ARC LENGTH OF 39.37 FEET (CENTRAL ANGLE 90 DEGREES 00 MINUTES 00 SECONDS) AND CONNECTING THE NORTHEASTERLY LINE OF DAVIDSONS MILL ROAD (VARIABLE WIDTH R.O.W.) WITH THE AFORESAID NORTHEASTERLY LINE OF INTERSTATE BOULEVARD,

A.                                   NORTH FIFTY DEGREES THIRTY-THREE MINUTES EIGHT SECONDS EAST (N 50 DEGREES 33 MINUTES 08 SECONDS E) SEVEN HUNDRED FORTY-TWO AND SEVENTY-EIGHT HUNDREDTHS FEET (742.78’) ALONG THE AFORESAID NORTHWESTERLY LINE OF INTERSTATE BOULEVARD, TO A POINT IN THE SAME,

B.                                     NORTH THIRTY-NINE DEGREES TWENTY-SIX MINUTES FIFTY-TWO SECONDS WEST (N 39 DEGREES 26 MINUTES 52 SECONDS W) EIGHT HUNDRED SEVENTY-FOUR AND NINE HUNDREDTHS FEET (874.09’) ALONG THE NEWLY CREATED NORTHEASTERLY LINE OF PROPOSED LOT 9.03133 BLOCK 22.01, SAID LOT AS SHOWN ON THE AFORESAID MAJOR SUBDIVISION PLAT, TO A POINT IN THE SAME,

AND FROM SAID POINT RUNNING, THENCE:

1.                                       NORTH THIRTY-NINE DEGREES TWENTY-SIX MINUTES FIFTY-TWO SECONDS WEST (N 39 DEGREES 26 MINUTES 52 SECONDS W) FOUR HUNDRED THIRTY-SIX AND SEVENTY-EIGHT HUNDREDTHS FEET (436.78’) ALONG THE AFORESAID NORTHEASTERLY LINE OF PROPOSED LOT 9.03133 BLOCK 22.01 TO A POINT IN A NORTHWESTERLY LINE OF SAME; THENCE

2.                                       SOUTH FIFTY DEGREES THIRTY-THREE MINUTES EIGHT SECONDS WEST (S 50 DEGREES 33 MINUTES 08 SECONDS W) FOUR HUNDRED FIFTY-FIVE AND FOURTEEN HUNDREDTHS FEET (455.14’) ALONG THE AFORESAID NORTHWESTERLY LINE OF PROPOSED LOT 9.03133 BLOCK 22.01 TO A POINT IN A NORTHEASTERLY LINE OF SAME; THENCE

3.                                       NORTH THIRTY-NINE DEGREES TWENTY-SIX MINUTES FIFTY-TWO SECONDS WEST (N 39 DEGREES 26 MINUTES 52 SECONDS W) ONE HUNDRED FORTY-NINE AND NINETY-SIX HUNDREDTHS FEET (149.96’) ALONG THE AFORESAID NORTHEASTERLY LINE OF PROPOSED LOT 9.03133 BLOCK 22.01 TO A POINT IN THE EXISTING SOUTHEASTERLY LINE OF LANDS NOW OR FORMERLY OF THE NEW JERSEY TURNPIKE AUTHORITY (VARIABLE WIDTH R.O.W.); THENCE

4.                                       NORTH SEVENTEEN DEGREES TEN MINUTES TWELVE SECONDS EAST (N 17 DEGREES 10 MINUTES 12 SECONDS E) ONE THOUSAND FIVE HUNDRED TWENTY-TWO AND NINETEEN HUNDREDTHS FEET (1,522.19’) ALONG THE AFORESAID SOUTHEASTERLY LINE OF LANDS NOW OR FORMERLY OF THE NEW JERSEY TURNPIKE AUTHORITY, TO A POINT IN THE SAME; THENCE

5.                                       SOUTH THIRTY-SIX DEGREES SIXTEEN MINUTES FIFTY-SEVEN SECONDS EAST (S 36 DEGREES 16 MINUTES 57 SECONDS E) THREE HUNDRED SEVENTY-EIGHT AND THIRTY THREE HUNDREDTHS FEET (378.33’) ALONG THE SOUTHWESTERLY LINE OF LOT 2.03 BLOCK 22.01 LANDS NOW OR FORMERLY OF MARY LOUISE JARASCHAK TO A POINT IN THE SOUTHWESTERLY LINE OF SAME, SAID ADJOINING LOT AS SHOWN ON THE AFORESAID MAJOR SUBDIVISION PLAT; THENCE

6.                                       NORTH SEVENTY-ONE DEGREES FIFTEEN MINUTES THREE SECONDS EAST (N 71 DEGREES 15 MINUTES 03 SECONDS E) NINE HUNDRED SEVEN AND NINE HUNDREDTHS FEET (907.09’) ALONG THE AFORESAID SOUTHWESTERLY LINE OF LOT 2.03 BLOCK 22.01 TO A POINT IN THE SAME; THENCE

7.                                       SOUTH TWENTY-FIVE DEGREES FIFTY-NINE MINUTES TWENTY-FOUR SECONDS EAST (S 25 DEGREES 59 MINUTES 24 SECONDS E) SEVEN HUNDRED FORTY-SIX AND FORTY HUNDREDTHS FEET (746.40’) ALONG THE SOUTHWESTERLY LINE OF LOT 3.01 BLOCK 22.01 LANDS NOW OR FORMERLY OF ALEXANDER & EILEEN BASTEK, ET AL AND BEYOND ALONG THE SOUTHWESTERLY LINE OF LOT 3.03 BLOCK 22.01 LANDS NOW OR FORMERLY OF LOCUST TO A POINT IN THE SAME; THENCE

8.                                       SOUTH FIFTY DEGREES THIRTY-THREE MINUTES EIGHT SECONDS WEST (S 50 DEGREES 33 MINUTES 08 SECONDS W) ONE THOUSAND FOUR HUNDRED SIXTY-NINE AND EIGHTY-SIX HUNDREDTHS FEET (1,469.86’) ALONG THE NEWLY CREATED NORTHWESTERLY LINE OF PROPOSED LOT 9.03132, BLOCK 22.01, SAID ADJOINING LOT AS SHOWN ON THE AFORESAID MAJOR SUBDIVISION PLAT, THE POINT AND PLACE OF BEGINNING.

EXHIBIT B

DECLARATION